Exhibit 10.22

Software Sales Contract

Party A: Innovation Global Financial Group Ltd.

Address: RM502C, 5/f, ho KING COMM CTR, 2~16 FAYUEN ST, MONGKOK KLK, HONG KONG

Party B: Guangzhou 3e Network Technology Company Limited

Address: Room 701, Block A, SYSU Science Park, No.135 Xingang West Road, Haizhu District, Guangzhou

In accordance with the Contract Law of the People’s Republic of China and other relevant laws and regulations, on the basis of equality, voluntariness and consensus, both parties confirm that it is fully aware of and understands the substantive meaning of all the terms of this Contract and its corresponding legal consequences, and based on such understanding, enter into this contract in respect of the Smart Exhibition Marketing System Project for the purpose of mutual compliance.

Article I. Scope of Software Development

The scope of software development, constituent modules, functions of each module, specifications, versions, requirements statement and quotations of this Contract shall be based on the contents listed in the attachment.

Article II. Software Development Cycle

(i) The software development cycle is approximately 3 months from the signing date of this Contract. The time frame encompasses activities such as requirements research, requirements analysis, architecture design, software development, testing, implementation and deployment, as well as training.

Article III. Development Amount and Payment Mode

(i) The total amount of this Contract is HKD[***], including tax.

See Annex I for a detailed function list.

(ii) Account information of Party B’s receiving bank:

Account Name: Guangzhou 3e Network Technology Company Limited

Bank of Deposit: Bank of China Guangzhou CITIC Plaza Sub-branch

Receiving Account No.: [***]

Tel: 020-38909042

Address: Room 701, Building A, SYSU Science Park, Xingang West Road, Haizhu District, Guangzhou

(iii) Party A shall make payment according to the following payment schedule, and Party B must submit documents according to the following schedule when applying for payment. If Party B fails to submit documents according to this paragraph or the documents submitted fails to meet the requirements, Party A’s payment time shall be postponed accordingly and Party A shall not bear the responsibility for the delayed payment.

Initial payment: HKD[***], payable within 15 working days of the signing of this contract.

Interim payment: HKD[***], payable within 15 working days since the completion of project development and delivery of system deployment.

Final payment: HKD[***], payable within 15 working days since the overall function has been completed and operated normally for 2 months, Party A has accepted the system platform and both sides have signed the acceptance confirmation.

Article IV. Software Development and Management

(i) Party B shall provide all software required during the development and testing free of charge, and deploy and test it as necessary.

(ii) The final design of the software services by both Parties is based on the Product Requirements List, and the rest of process documents are used only as a reference for development.

(iii) Disputes arising from changes in project requirements shall be resolved through negotiation between Party A and Party B. Changes in requirements are defined as requirements beyond the scope of the Product Demands List, which are proposed in writing by Party A to Party B, and the resulting increase in cost shall be separately agreed upon by Party A and Party B.

Article V. Rights and Obligations of Party A

(i) Party A has the right to require Party B to complete the software development and ensure that the software passes the acceptance inspection within the specific period agreed in this Contract in accordance with the requirements of the Product Requirements List.

(ii) Without exceeding the scope of the Product Requirements List, Party A has the right to put forward software function modification opinions to Party B. Party B shall confirm the reply within 5 working days after receiving Party A’s opinions; if Party B receives Party A’s opinions and fails to reply within 5 working days, it is regarded as Party B confirms and agrees to implement the opinions.

(iii) Party A has the right to require Party B to transfer all paper (copies) and electronic data files involved in the development process to Party A after the software is accepted.

(iv) Party A must pay Party B the corresponding contract amount in full and on time in strict accordance with Paragraph (iii) of Article 4 of this Contract.

(v) Party A shall provide Party B with relevant information involved in software development in a timely manner and give Party B convenient conditions within its capacity.

Article VI. Rights and Obligations of Party B

(i) Party B has the right to require Party A to pay the contract sum in full and on time as agreed in this Contract.

(ii) In the course of carrying out the software development, Party B has the right to request Party A to provide reasonable and necessary assistance, and request Party A to provide necessary information. The information provided by Party A for assisting Party B to complete the software development under this Contract shall be used by Party B for the purpose of this Contract only, and Party B shall not use the said information on any occasion other than for the purpose of this Contract or for any other purpose without Party A’s written permission. Party B’s obligation to keep the above data or information confidential shall not be terminated by the rescission or termination of this Contract until the relevant data or information is made public by Party A. If Party B fails to fulfill its duty of confidentiality, resulting in the early disclosure of Party A’s relevant data or information, Party B shall compensate Party A for the actual loss suffered as a result.

(iii) Party B fully understands and completely agrees that the Product Requirements List is the framework of Party A’s general requirements for software development, and Party B will form the Product Requirements List by researching and analyzing Party A’s requirements and make timely modifications and adjustments according to Party A’s requirements.

(iv) During the performance of this Contract, Party B needs to obtain Party A’s trade secrets related to the project for the performance of the Contract, and such trade secrets shall be applicable only for the purpose of performing its obligations under this Contract. Party B shall not make any unauthorized use, dissemination or disclosure of trade secrets. Otherwise, Party A has the right to pursue Party B for breach of contract and demand Party B to compensate for the actual loss caused.

Article VII. Intellectual Property Rights and Right of Use

(i) The basic software under this Contract refers to the software products provided by Party B that already possesses intellectual property rights (including but not limited to any copyrights, trademarks, patents and other intellectual property rights recognized by the applicable laws of this Contract, regardless of whether they have been registered or not, the same below) or the right to use them, including the development tools and application products. The system of secondary development refers to the system developed by Party B on the basis of the existing software products to meet Party A’s objectives.

(ii) Party B warrants that the software (including basic software and secondarily developed software) used to complete the software development agreed in this Contract will not infringe the intellectual property rights of Party A or any third party. If a third party accuses Party A of infringement or claims for damages in the course of Party A’s use, Party B shall be responsible for negotiating with the third party to ensure that the realization of the purpose of this Contract will not be affected.

(iii) If any software developed under this Contract or any part thereof is claimed by a third party to have infringed its intellectual property rights or other legal rights, Party B agrees to defend against any lawsuit or legal claim arising therefrom. Party B agrees to pay the full amount of damages determined by the judgment or settlement in question. Party A agrees to notify Party B promptly of any such action or claim and to provide Party B with reasonable assistance in dealing with the action or claim so that Party B can obtain the rights to which Party B are entitled. Party A has the right to participate in the defense or settlement of any such lawsuit or claim at Party B’s expense.

If the software or any part of the software developed under this Contract is found to be infringing the legal rights of a third party in accordance with law, or if any use or distribution of the software or exercise of any of the rights granted by Party B in accordance with the agreement is found to be infringing, Party B, with the written consent of Party A, shall make every effort to replace the software with non-infringing software with equal or better functions, or to obtain the relevant authorization, so as to enable Party A to continue to enjoy the rights and achieve the goals of this Contract without being affected by any relevant disputes.

If the software developed under this Contract or any part thereof is judged to be an infringement any right or the related dispute fails to be resolved within 30 days, resulting in that Party A cannot use the software normally, Party B shall refund all the contract payments that it has received from Party A.

(iv) The ownership of the intellectual property rights of the basic software used by Party B for developing the project shall remain unchanged and shall be vested in Party B. Party A has the right to use it, which is permanent and irrevocable. Party A shall not utilize the above information for any purpose other than the purpose of this Contract or for any other purpose without Party B’s written permission. Party A’s obligation to keep the above data or information confidential shall not be terminated by the rescission or termination of this Contract until the relevant data or information is made public by Party B. If Party A fails to fulfill its duty of confidentiality, resulting in the early disclosure of Party B’s relevant data or information, Party A shall compensate Party B for the actual loss suffered as a result.

(v) The intellectual property rights of the software development results (including software products, documents, source codes, data and other materials) under this Contract shall be jointly owned by Party A and Party B. Party A has the right to use the above development results without any restriction or hindrance, and Party B shall be liable for any loss suffered by Party A if Party B causes any restriction or hindrance to Party A’s use of the above development results.

Article VIII. Acceptance and Delivery of Software Results

(i) Separate acceptance and separate payment shall be applied to the software development project under this Contract. Party B shall ensure that the overall business functions of the project are complete and can operate normally.

(ii) Before paying the interim payment for this project, Party B shall ensure that the functions of each business module must be complete and can operate normally.

(iii) Party A shall, within 15 working days after receiving the application for acceptance, organize the acceptance inspection according to acceptance criteria specified in the Product Requirements List. Whether a software product passes the acceptance inspection or not shall be subject to Party A’s written notice. If it fails to pass the acceptance inspection, Party A shall fully explain the reasons and give Party B a reasonable period of rectification until passing the acceptance inspection. If Party A fails to complete the organization of acceptance within 15 working days due to Party A’s reasons, it shall be deemed to have passed the acceptance according to the contractual standards.

Article IX. Training

(i) Party B shall, in accordance with the actual needs of the project on-line, provide the necessary training programs free of charge for the personnel actually used by Party A, and implement them before the official launch of the system with Party A’s consent.

(ii) Party B must send experienced training instructors and counselors to conduct the training and provide relevant teaching materials or training videos for the on-line learning of trainees.

Article X. Breach Liabilities

(i) If Party A does not pay the contractual amount to Party B according to the Contract, Party A shall pay liquidated damages to Party B according to 0.2% of the total price of the Contract per day of delay, and once such delay exceeds 10 days, Party B has the right to unilaterally terminate or rescind the Contract without bearing any breach responsibility, and Party A shall still pay for the work achievement already delivered by Party B; if Party B requests to continue to perform the Contract, in addition to the liquidated damages paid by Party A in accordance with the aforementioned standard in advance, Party A shall still pay the amount according to the contract, and the date of Party B’s performance of this Contract shall be postponed accordingly from the date of Party B’s receipt of liquidated damages. However, the total amount of liquidated damages for late payment shall not exceed 30% of the total contract amount.

(ii) If Party B terminates the Contract due to Party A’s fault, Party A shall pay Party B the price of the delivered and completed software. Upon payment by Party A, Party B shall deliver to Party A the software for which payment has been made. If Party A wants to use the accepted software in the future, Party A shall still use it in accordance with this Contract. Party A shall also pay Party B the liquidated damages equal to 20% of the total amount of this Contract.

(iii) If Party B fails to complete the acceptance and delivery of the project on time for reasons not attributed to Party A, Party B shall pay liquidated damages to Party A in the amount of 0.2% of the total price of the Contract for each day of delay, but the total amount of liquidated damages for the late acceptance and delivery shall not exceed 30% of the total amount of the Contract.

If Party A agrees in writing, Party B may be given a grace period of 30 natural days, during which the calculation of liquidated damages payable by Party B shall be suspended. If Party B fails to complete the project acceptance after the expiration of the period specified in this Contract or the grace period agreed by Party A, the period for Party B to pay liquidated damages to Party A shall be calculated from the date of the expiration of the grace period (excluding the grace period), and Party B shall pay liquidated damages of 0.2% of the total amount of this Contract to Party A every day.

(iv) If, without the written consent of the other party, either party discloses to a third party or uses for other projects the commercial information or data of the other party known to it in the course of the performance of this Contract, such party shall compensate the other party for all the losses it has suffered as a result of such disclosure, and shall pay liquidated damages to the other party at the rate of 20% of the total amount of this Contract.

(v) Neither Party A nor Party B shall unilaterally terminate the Contract without justifiable reasons. Otherwise, the defaulting Party shall compensate the non-defaulting Party for all losses incurred and pay liquidated damages to the non-defaulting party in the amount of 20% of the total contract amount.

Article XI. Warranties and Exemptions

(i) Party A undertakes that

1. Party A has full capacity for civil conduct to enter into this Contract. Party A is a legally operated enterprise with good reputation established in accordance with the laws of China and has the legal right and ability to sign and perform the obligations under this Contract.

2. Conflict of interest: Party A’s signature and performance of this Contract or documents relating to this Contract will not:

(1) Conflict with Party A’s Articles of Incorporation or other laws and regulations or judgments applicable to Party A;

(2) Conflict with or result in any breach of the obligations in any legal document signed by Party A with a third party, such as a guarantee agreement, commitment, contract, or cause Party A’s rights to be bound.

(ii) Party B undertakes that

1. Legal person status: Party B is a legally operated and reputable company established under the laws of China, and has full capacity for civil conduct and the legal capacity to enter into and perform its obligations under this Contract.

2. Conflict of interest: Party B’s signature and performance of this Contract or documents relating to this Contract will not:

(1) Conflict with Party B’s Articles of Incorporation or other laws and regulations or judgments applicable to Party B;

(2) Conflict with or result in any breach of the obligations in any legal document signed by Party B with a third party, such as a guarantee agreement, commitment, contract, or cause Party B’s rights to be bound.

3. Party B warrants that Party B’s performance of its obligations under this Contract and the license rights granted to Party A are not bound or restricted by any third party and Party B has not assumed any binding or restrictive obligations.

4. The software developed and other software used in the development of the software hereunder meet the requirements of this Contract regarding intellectual property rights.

5. Legitimate software: The software developed by Party B meets the national regulations on software products and software standards and specifications.

6. If the software delivered and licensed to Party A by Party B needs to be registered, filed, approved or licensed by the relevant state departments, Party B shall ensure that the software provided by Party B has completed the above formalities, and Party B shall bear the costs incurred as a result.

Article XII. Force Majeure

The party suffering a force majeure event shall notify the other party as soon as possible after the force majeure event occurs and shall deliver written supporting documentation to the other party for determination within 14 working days from the date of the event. Once the effects of a force majeure event have lasted for more than 30 natural days, the parties shall reach a supplementary agreement on further performance or rescission of the Contract within a reasonable period of time through amicable negotiations. If the purpose of the Contract of either party cannot be realized in a timely manner due to force majeure events or may result in losses, either party shall have the right to rescind the Contract unilaterally and without liability.

Force majeure under this Contract means an event that occurs during the performance of this Contract as a result of natural disasters, major epidemics, war, strikes or other objective circumstances that cannot be foreseen, avoided and overcome. Failure to fulfill this Contract due to guiding opinions or administrative orders, decisions and other relevant documents issued by the government or the Ministry of Commerce shall be considered as one of the force majeure circumstances.

Article XIII. Dispute Settlement

Any disputes arising in the course of the performance of this Contract shall first be sought to be resolved by amicable negotiation between the parties. If the dispute remains unresolved after __ days, either party may file a lawsuit with the People’s Court of Party A’s domicile.

Article XIV. Miscellaneous

(i) The losses of Party A or the third party referred to under this Contract include, but not limited to, actual losses and investigation fees, attorney’s fees, preservation fees, appraisal fees, evaluation fees and litigation fees incurred in defending the rights.

(ii) “Party B’s inability” under this Contract means one of the following circumstances:

1. Party B fails to submit a plan after three working days from the date when the development results of a certain function module should be submitted, or fails to solve a software fault within ten working days after the deadline required by Party A;

2. After three times of modification or improvement, the development results of a function module submitted by Party B or the resolution of a software fault still fails to meet Party A’s requirements;

3. Other circumstances in which Party A has sufficient evidence to prove that Party B is unlikely to submit the software development results or solve a software fault as agreed in the Contract.

(iii) Unless otherwise specified, “days” under this Contract refer to natural days. Unless otherwise specified, “month” under this Contract refers to a calendar span month, i.e., from the starting date to the corresponding date of the following month (or to the 30th day of the month if there is no corresponding date); “natural month” refers to the first day of each month to the last day of the calendar month.

(iv) All notices, documents and information issued or provided by Party A and Party B to each other for the performance of this Contract shall be sent to the address, facsimile number and e-mail address specified in this Contract. Either Party changing the address or the facsimile number, e-mail address or telephone number shall send a written notice to the other Party. The notice shall be deemed to have been served upon the delivery in the case of direct delivery; or upon being sent in the case of facsimile; or on the second day after the EMS is dispatched; or when the mail system of either Party indicates that it has been successfully delivered to the server of the other Party in the case of e-mail.

(v) Headings of all articles in this Contract are for convenience of reference only and shall not affect or limit the interpretation of the contents of this Contract.

(vi) The following documents shall be deemed to form part of this Contract and supplement and explain each other, and in the event of a conflict between them, the order listed below shall prevail, or, in the same order, the time of issuance of the documents shall prevail:

1. Supplementary contracts (agreements) or amendment documents signed by both Party A and Party B during the performance of this Contract;

2. This Contract;

Article XV. Effectiveness, Modification and Termination of Contract

(i) This Contract shall enter into force on the date on which it is signed by the legal representatives or authorized representatives of both parties and sealed with the official seal or special seal for the contract, and in the event of inconsistency between the two parties, the later time shall prevail. This Contract is made in two copies. Party A executes one copy and Party B executes one copy, both of which containing the same legal effect.

(ii) Once this Contract has been signed, neither party may alter it at will without the consent of both parties.

(iii) Any matters not covered in this Contract shall be the subject of a separate supplementary agreement to be concluded after consultation between the two parties, and any amendment or supplementary agreement shall be in writing, and the supplementary agreement shall have the same legal effect as this contract.

Party A (stamp)	Party B (stamp)

Innovation Global Financial Group Ltd.	Guangzhou 3e Tech Co., Ltd. Contract Seal

Legal representative or authorized representative:	Legal representative or authorized representative:
/s/	/s/

January 18, 2023	January 18, 2023

Product Requirements List

List of Functional Requirements for Smart Exhibition Marketing Management Platform
No.	System	Module	Functional description
1	Audience terminal (mobile H5)	Login	Login by receiving SMS verification code via cell phone
		Registration	Register audience member account by receiving SMS verification code via cell phone
		Questionnaire survey	For members to select the exhibition topics they are interested in, so as to facilitate the subsequent intelligent machine recommendation.
		Select city	Cities in the list of available cities may be chosen to host the exhibition for reference
		Search exhibition	Supports fuzzy search for exhibition topic names
		Select pavilion	All exhibitions organized under the pavilion can be viewed by the pavilion dimension
		Exhibition activities	Access to all the events organized by the convention
		Thematic exhibits	Relating to the theme of the exhibition area to check
		Exhibition details	Check the details of a particular exhibition including the registration portal
		Booth booking	Reserve booths for a particular exhibition
		Exhibition visit registration	Make reservations for a particular exhibition
		Personal center	Audience member’s personal center display (including entrance jump)
		My itinerary	That is to say, the schedule of all the activities that the audience members have reserved and concerned
		Booking history	Record access to past bookings for all conventions for booths
		My favorites	Centralized access to all clicked exhibitions
		News center	The history of triggered messages can be viewed centrally here
		Frequently asked questions	Some of the common operational or day-to-day problems in the past are shown here for review

2	Host Terminal (PC)	Login	Log in to the system with a pre-configured account and initial password
		Retrieve	Reset account password or retrieve account password via registered cell phone
		Select exhibition (sets of accounts)	Display a list of exhibitions owned by the currently logged in user for selection
		Edit exhibitions	Independent editing and maintenance of exhibition information for its own exhibitions
		Visitor solicitation	Management of registered visitors’ information at the exhibition, and export is also available
		Exhibitor registration	Management of exhibitors’ information for registration and booking at the exhibition, and export is available
		Form templates	Customized configuration of forms, fields and styles for customers to fill in
		Operating privilege	Assigning, checking and maintenance of operational privileges to an account
		Operation Logs	Record keeping of key account operations
		Account Management	Backend login account for creating editing and maintenance

3	Platform manager (PC)	Login	Log in to the system with a pre-configured account and initial password
		Retrieve	Reset account password or retrieve account password via registered cell phone
		Data Dashboard	Analysis of all real-time registration statistics conversion ranking data under the recording platform
		Select exhibition (sets of accounts)	Display a list of exhibitions owned by the currently logged in user for selection
		Exhibition management	For all exhibitions under the platform, it supports independent creation, editing and maintenance of exhibition information
		Visitor solicitation	Visitor information management for all exhibitions registered under the platform, and export is available
		Exhibitor registration	Management of exhibitors’ information who have completed registration and booking in all exhibitions under the platform, and export is available
		Form templates	Customized configuration of forms, fields and styles for customers to fill in
		Pavilion management	Creation and maintenance of offline pavilions for conventions and exhibitions
		Exhibitions classification	Independent management and maintenance of exhibition information classification
		Membership management	Centralized management and maintenance of all registered audience members
		Operation management	Audience terminal H5 home page banner management and maintenance and popular exhibition settings
		Account Management	Backend login account for creating editing and maintenance

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